Exhibit 10.8
Execution Version

PURCHASE AND ASSUMPTION AGREEMENT
among
Northland National Bank
a national banking association
and
Bank of Blue Valley,
a Kansas state-chartered, Federal Reserve member bank
and
Blue Valley Ban Corp.,
a Kansas corporation
Dated as of March 2, 2007

TABLE OF CONTENTS
Purchase and Assumption Agreement

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SCHEDULES

Schedule I	Definitions
Schedule II	Notices
Schedule III	Banking Offices
Schedule IV	Tenant Leases
Schedule V	Banking Office Leases
Schedule 2. l(b)	Retained Assets
Schedule 2.2(b)	Retained Liabilities
Schedule 6.2(d)	Compliance With Laws (Buyer)

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Execution Version
PURCHASE AND ASSUMPTION AGREEMENT
     THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of March 2, 2007, by and among Northland National Bank, a national banking association with its principal offices in Gladstone, Missouri (“Northland”), Bank of Blue Valley, a Kansas state-chartered, Federal Reserve member bank with its principal offices in Overland Park, Kansas (“Bank of Blue Valley”), and Blue Valley Ban Corp., a Kansas corporation, with its principal offices in Overland Park, Kansas (“Ban Corp” and, together with Bank of Blue Valley collectively referred to as “Buyer”).
RECITALS:
     1. Ban Corp owns all of the outstanding capital stock of Western National Bank, a national banking association (“Western National”);
     2. Northland, Ban Corp and Western National have entered into an Acquisition Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which Merger Agreement provides for the merger of Western National into Northland (the “Merger”);
     3. Northland desires to sell to Bank of Blue Valley, and Bank of Blue Valley desires to purchase and assume from Northland, in accordance with the terms and provisions of this Agreement, after the consummation of the transactions contemplated in the Merger Agreement, the Bank Assets (as defined in Section 2.1 hereof) and Bank Liabilities (as defined in Section 2.2 hereof); and
     4. Each of the parties to this Agreement (each such party shall individually be referred to as a “Party” and collectively be referred to as the “Parties”) acknowledges that the Parties are relying on each other to fulfill their individual obligations hereunder so that the Bank Assets and Bank Liabilities may be sold to Bank of Blue Valley as provided in this Agreement and that if any one of the Parties fails to perform its obligations, it might jeopardize the ability of the other Parties to consummate the transactions contemplated hereunder and under the Merger Agreement.
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, subject to the terms and conditions set forth herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth herein or in Schedule I attached hereto.

References to Articles, Sections, Exhibits and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
     Section 1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with “generally accepted accounting principles” (“GAAP”) consistently applied as in effect from time to time in the United States.
ARTICLE II
PURCHASE AND SALE OF ASSETS AND
ASSIGNMENT AND ASSUMPTION OF LIABILITIES
     Section 2.1. Purchase and Sale of Bank Assets.
     (a) Subject to the terms and conditions of this Agreement, on the Closing Date, Northland shall sell, convey, assign, transfer and deliver to Bank of Blue Valley, without recourse, representation or warranty (except as expressly set forth in Article VI hereof) and Bank of Blue Valley shall purchase and accept from Northland, all of the right, title and interest in and to all of the assets of Northland related to or used by Western National in its pre-Merger business (except as otherwise provided in Section 2.1(b)) (collectively, the “Bank Assets”), including, but not limited to, the following:
                    (i) real property and Other Real Estate Owned;
                    (ii) Personalty;
                    (iii) Loans;
                    (iv) Banking Office Leases, Tenant Leases and Safe Deposit Agreements;
                    (v) rights under any building maintenance, service or other contracts in effect as of the Closing relating to the services, functions and activities conducted or performed by Western National (the “Bank Business”) to the extent such contracts are assignable;
                    (vi) Cash;
                    (vii) prepaid expenses relating to the Bank Assets as of the Closing;
                    (viii) rights appertaining to the contracts and relationships giving rise to the Deposit Liabilities that Bank of Blue Valley is assuming;
                    (ix) rights appertaining to any negative deposits (overdrafts) in accounts booked at or allocated to the Banking Offices and outstanding as of the Closing Date;
                    (x) insurance premiums paid by Western National to the FDIC which are allocated to insurance coverage for Deposit Liabilities of the Banking Offices following the Closing Date to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.3;

                    (xi) securities in Western National’s investment portfolio (excluding all such securities that are Retained Assets);
                    (xii) rights to the use of the name “Western National Bank”; and
                    (xiii) any FDIC Assessment Credit allocated to Western National;
                    (xiv) any and all other rights, property and assets relating to or used in Western National’s business and not excluded pursuant to Section 2.1(b) hereof.
     (b) Notwithstanding the foregoing or anything else contained in this Agreement, Northland shall not sell, convey, assign, transfer or deliver to Bank of Blue Valley those assets of Northland set forth on Schedule 2.1(b) (the “Retained Assets”), it being understood and agreed by the Parties that Northland is retaining the Retained Assets.
     Section 2.2. Bank Liabilities.
     (a) Subject to the terms and conditions of this Agreement, on the Closing Date, Bank of Blue Valley shall assume, pay, perform and discharge, all of the liabilities and obligations of Northland related to or used by Western National in its pre-Merger business, and which are outstanding on the Closing (except as otherwise provided in Section 2.2(b)) (collectively, the “Bank Liabilities”), including, but not limited to, the following:
                    (i) the Deposit Liabilities including, without limitation, any negative deposits (overdrafts);
                    (ii) the Banking Office Leases and Tenant Leases (irrespective of whether any necessary third-party consents to the transfer thereof have been obtained);
                    (iii) the Safe Deposit Agreements;
                    (iv) the Loans;
(v) the Custodial Accounts, as contemplated by Section 2.3;
                    (vi) all obligations due under any service, maintenance or other contract relating to Western National’s business in effect at the Closing, regardless of whether such contract is assignable and/or included in Section 2.1(a)(v) or (viii), including costs of terminating any such contracts that Buyer chooses to terminate in connection with the transactions contemplated by this Agreement;
                    (vii) any and all borrowings from the Federal Home Loan Bank, or any other person related to Western National’s business;
                    (viii) any liabilities with respect to real property and Other Real Estate Owned;
                    (ix) any liabilities with respect to any employees of Western National (whether employed directly by Western National or through leases or otherwise);
                    (x) any and all other liabilities arising out of or relating to Western National’s business; and

                    (xi) any and all liabilities that are within the scope of the indemnification of the Acquirer Bank Indemnified Parties (as defined in the Merger Agreement), as provided for in the Merger Agreement.
     (b) Notwithstanding the foregoing or anything else contained in this Agreement, Bank of Blue Valley shall not assume those liabilities of Northland set forth on Schedule 2.2(b) (the “Retained Liabilities”), it being understood and agreed by the Parties that Northland is retaining the Retained Liabilities.
     Section 2.3. Actions With Respect to Certain Accounts. Pursuant to Section 5.09 of the Merger Agreement, Ban Corp is required to cause Western National to resign prior to or as of the close of the Merger as the custodian of each account (including individual retirement accounts and other fiduciary accounts) of which it is the custodian, if any (“Custodial Accounts”). Bank of Blue Valley agrees to accept each such custodianship under the terms and conditions of Western National’s documents for its Custodial Accounts and assume all fiduciary and custodial obligations with respect thereto.
     Section 2.4. Entire Transaction
     (a) This Agreement and the transactions contemplated herein are part of a larger series of transactions contemplated by Northland, Buyer and Western National. The goals (“Goals”) of Northland, Buyer and Western National in the entire series of transactions are: (i) Northland will become Western National’s successor via the Merger and be authorized to operate retail bank branches in Kansas; however, the name Western National Bank, or any variation thereof, is never to be used by Northland; (ii) Bank of Blue Valley will become the owner, pursuant to this Agreement, of all of the assets and assume all of the liabilities of Western National (as more fully set forth herein) existing immediately prior to the closing of the Merger, with the right to operate all locations of Western National (as of immediately prior to the closing of the Merger) as such bank’s branches; (iii) Ban Corp, or an affiliated bank of its choosing, will derive a direct financial benefit from these endeavors in an amount equal to $325,000 (the difference between the Merger Consideration (as defined in the Merger Agreement) and the Purchase Price (as defined below) (excluding the adjustment to the Purchase Price attributable to the book value of the Federal Home Loan Bank stock set forth below)); and (iv) Bank of Blue Valley will receive the FDIC Assessment Credit allocated to Western National. It is understood that at no time will Northland operate the bank branches of Western National. In the event of any review of the transactions discussed herein by any Person for any reason, both this Agreement and the Merger Agreement shall be construed together as one integrated transaction giving the full effect of the Goals.
ARTICLE III
PURCHASE PRICE; PAYMENT; AND SETTLEMENT
     Section 3.1. Purchase Price. The purchase price (the “Purchase Price”) for the Bank Assets shall be an amount equal to the Adjusted Book Value (as defined in the Merger Agreement) of Western National, as determined pursuant to, and consistent with the Merger Agreement, minus the aggregate book value of the membership stock of the Federal Home Loan Bank of Topeka acquired by Northland from Western National in connection with the Merger.

     Section 3.2. Payment at Closing. At the Closing, Buyer shall pay the Purchase Price to Northland, or its designee, by wire transfer of immediately available federal funds to such account as Northland shall advise Buyer in writing prior to the Closing.
     Section 3.3. Closing Date Adjustments. It is the intention of the Parties that Western National will operate the Banking Offices for its own account until the close of business on the day immediately preceding the Closing Date, and that Bank of Blue Valley shall operate the Banking Offices, own the Bank Assets and assume the Bank Liabilities from and after the opening of business on the Closing Date.
     Section 3.4. Sales and Use Taxes Except as otherwise provided in this Agreement, any sales, use, transfer or similar taxes that are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby (including the Merger) shall be paid by Buyer on the Closing Date. Buyer shall indemnify and hold harmless Western National and Northland from and against any and all losses, damages, fees, penalties, interest, costs and expenses (including reasonable attorneys’ fees) resulting from Buyer’s failure to timely and accurately pay such taxes, including those arising upon subsequent audit by any taxing authority, and including interest and penalties.
ARTICLE IV
CLOSING
     Section 4.1. Place and Time of Closing; Effective Time. The Closing shall take place at the offices of Stinson Morrison Hecker LLP, at 7:59 a.m. local time, or at such other mutually agreeable time and place on the Closing Date. The parties agree that (unless otherwise required by any of the Approving Authorities (as defined in the Merger Agreement)), as to the allocation of rights, responsibilities and liabilities among themselves, the Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).
     Section 4.2. Northland Deliveries. On or prior to the Closing, Northland shall deliver to Buyer:
     (a) quitclaim deeds for each parcel of real property or Other Real Estate Owned of Western National by quitclaim deed, pursuant to which such real property or Other Real Estate Owned shall be transferred “AS IS”, “WHERE IS” and with all faults and subject to any and all encumbrances, liens and other title imperfections affecting such real property and Other Real Estate Owned of Western National as of immediately following the Merger;
     (b) a duly executed bill of sale for the Bank Assets substantially in the form of Exhibit A attached hereto, pursuant to which the Bank Assets shall be transferred “AS IS”,“WHERE IS” and with all faults (the “Bill of Sale”);
     (c) a duly executed assignment and assumption agreement with respect to the Bank Liabilities substantially in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”);

     (d) an officer’s certificate executed by an authorized officer of Northland in substantially the form of Exhibit C attached hereto;
     (e) to the extent not effected in connection with the Merger Agreement, assignments (without recourse or warranty) transferring the Banking Office Leases (if any) and Tenant Leases(if any) to Buyer (provided that neither Northland nor Western National shall have any liability with regard to obtaining any third-party consents with respect to any such assignments or any failures, conditions or delays in connection therewith; and further provided that failure by Northland to obtain said consents or assignments of said Banking Office Leases and/or Tenant Leases shall not be a condition precedent to Buyer’s obligation to consummate the transactions contemplated hereby);
     (f) a duly executed limited power of attorney substantially in the form of Exhibit D; and
     (g) such other documents necessary to effect the transactions contemplated hereby as Ban Corp, Bank of Blue Valley, or their respective counsel, shall reasonably request.
     Section 4.3. Buyer Deliveries. On or prior to the Closing, Buyer shall deliver to Northland the Purchase Price and the following documents in accordance with the terms of this Agreement:
     (a) a duly executed Assignment and Assumption Agreement;
     (b) a duly executed Bill of Sale;
     (c) the acceptance of Bank of Blue Valley’s appointment as successor custodian of the Custodial Accounts and assumption of the fiduciary obligations of the custodian with respect thereto, as contemplated by Section 2.3;
     (d) an officer’s certificate in substantially the form of Exhibit C attached hereto, executed and delivered by the president or chief executive officer of each of Bank of Blue Valley and Ban Corp; and
     (e) such other documents necessary to effect the transactions contemplated hereby, as Northland, or its counsel, shall reasonably request.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1. Conditions to Obligations of Northland. Unless expressly waived in writing by Northland, the obligations of Northland under this Agreement are subject to the satisfaction as of the Closing of each of the following conditions:
     (a) Western National shall have successfully merged into Northland pursuant to the Merger Agreement and all of the conditions thereunder shall have been fulfilled;

     (b) all of the covenants and other agreements required by this Agreement to be complied with and performed by Bank of Blue Valley or Ban Corp on or before the Closing shall have been duly complied with and performed;
     (c) the representations and warranties of Bank of Blue Valley and Ban Corp set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii)for the effect of transactions contemplated by this Agreement) and Northland shall have received a signed certificate of an appropriate officer of each of Bank of Blue Valley and Ban Corp to that effect;
     (d) approvals in writing of all required regulatory agencies or other Persons for Bank of Blue Valley’s purchase of the Bank Assets and assumption of the Bank Liabilities shall have been obtained by Buyer;
     (e) all necessary conditions, including any additional governmental approvals, permissions or consents, if any, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (all of such approvals, conditions, permissions, licenses and consents, together with the regulatory approvals required under Section 5.1(d) shall herein collectively be referred to as the “Regulatory Approvals”), and such Regulatory Approvals shall include no Material Condition applicable to Western National, Northland or Buyer;
     (f) Northland shall not be subject to any order, decree or injunction of a court, agency or other regulatory body of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated hereby;
     (g) Northland shall have received the items to be delivered by Buyer pursuant to Section 4.3; and
     (h) there shall be no litigation filed with any court that would prevent or materially affect the Merger or the transaction contemplated by this Agreement.
     Section 5.2. Conditions to Obligations of Buyer. Unless expressly waived in writing by Buyer, the obligations of Buyer under this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions:
     (a) all of the covenants and agreements required by this Agreement to be complied with and performed by Northland on or before the Closing Date shall have been duly complied with and performed;
     (b) the representations and warranties of Northland set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a signed certificate of an appropriate officer of Northland to that effect;

     (c) the Regulatory Approvals, which shall include no Material Condition applicable to Buyer, shall have been obtained;
     (d) approvals in writing of all required regulatory agencies or other Persons for Bank of Blue Valley’s purchase of the Bank Assets and assumption of the Bank Liabilities shall have been obtained by Northland;
     (e) Bank of Blue Valley or Ban Corp shall not be subject to any order, decree or injunction of a court, agency or other regulatory body of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated hereby;
     (f) Buyer shall have received the items to be delivered by Northland pursuant to Section 4.2; and
     (g) there shall be no litigation filed with any court that would prevent or materially affect the Merger or the transaction contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Section 6.1. Representations and Warranties of Northland. Northland represents and warrants to Buyer as follows:
     (a) Organization. Northland is a national banking association duly organized, validly existing and in good standing under the laws of the United States.
     (b) Authority. Northland has the power and authority to enter into and perform this Agreement. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate actions on the part of Northland, and this Agreement and the instruments and documents executed pursuant hereto constitute, or will constitute, the valid and binding obligations of Northland, enforceable against Northland in accordance with their terms, except as enforcement may be limited by federal and state regulators of Northland or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
     (c) Non-Contravention. The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Northland do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not, constitute (i) a breach or violation of or default under any law, rule,regulation, judgment, order, governmental permit or license of Northland or to which Northland is subject, which breach, violation or default would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby; or (ii) a breach or violation of or a default under the articles of association or bylaws of Northland or any material contract or other instrument to which Northland is a party or by which Northland is bound, which breach, violation or default would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.
     (d) Compliance with Laws. Northland is not in violation of, nor is any of the property owned or leased by Northland in violation of, its articles of association or bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements) fiduciary or agency,consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti- discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), which would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency which would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby, and in the past three years Northland has not received notice of a material violation of any statute, ordinance, order,rule or regulation. Northland is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.
     (e) Legal Proceedings. There are no actions, suits, claims, formal governmental investigations or proceedings instituted or pending against Northland or against any officer,director or employee of Northland which would be reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.
     (f) Brokers and Finders. Northland shall bear the sole responsibility for payment of any broker, investment banker, finder or other fee incurred by Northland, or its Affiliates, regarding the transactions contemplated hereby.
     (g) Disclaimer of Warranties. The Bank Assets and Bank Liabilities will be delivered to Buyer “AS IS” “WHERE IS” with all faults. Northland makes no other warranties, guarantees, or representations of any kind with respect to such Bank Assets and Bank Liabilities, either express or implied, arising by law or otherwise, which shall survive delivery of the Bank Assets to, or assumption of Bank Liabilities by, Buyer, including, but not limited to, the condition or value of the Bank Assets, the amount or nature of any obligations or liabilities included in the Bank Liabilities, any implied warranty of merchantability, any implied warranty arising from course of performance, course of dealing or usage or trade, and any implied warranty of fitness for any particular purpose. Northland hereby disclaims any warranties, guarantees or verbal or written statements regarding the viability or continued success of the use or operation of the Bank Assets and Bank Liabilities by Buyer.
     Section 6.2. Representations and Warranties of Buyer. Each of Bank of Blue Valley and Ban Corp hereby jointly and severally represent and warrant to Northland as follows:

     (a) Organization. Ban Corp is a Kansas corporation, duly organized and validly existing under the laws of the State of Kansas. Bank of Blue Valley is a Kansas state-chartered bank, duly organized and validly existing under the laws of the State of Kansas.
     (b) Authority. Each of Bank of Blue Valley and Ban Corp has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate actions on the part of each of Bank of Blue Valley and Ban Corp, and this Agreement, and the instruments and documents executed pursuant hereto, constitute a valid and binding obligation of each of Bank of Blue Valley and Ban Corp, enforceable against each in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
     (c) Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by each of Bank of Blue Valley and Ban Corp do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not, constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of either of Bank of Blue Valley or Ban Corp, or to which either of them is subject, which breach, violation or default would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby, or (ii) a breach or violation of or a default under the organizational documents of either Bank of Blue Valley or Ban Corp or any material contract or other instrument to which it is a party or by which it is bound, except to the extent that any such breaches or violations, in the aggregate, would not have a material adverse effect on Bank of Blue Valley or Ban Corp or would not impair the validity or consummation of this Agreement or the transactions contemplated hereby.
     (d) Compliance with Laws. Except as disclosed on Schedule 6.2(d), neither Bank of Blue Valley nor Ban Corp is in violation of, nor is any of the property owned or leased by either in violation of, its organizational documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), fiduciary or agency, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations) which would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order,license, regulation or demand of any governmental agency, and in the past three years neither Bank of Blue Valley nor Ban Corp has received notice of a violation of any statute, ordinance, order, rule or regulation. Neither Bank of Blue Valley nor Ban Corp is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), or has received any written communication requesting that it enter into any of the foregoing. Neither Bank of Blue Valley nor Ban Corp has received any objection from any regulatory agency to its response to any violation, criticism or exception with respect to any report or statement relating to any examinations of it.
     (e) Legal Proceedings. There are no actions, suits, claims, formal governmental investigations or proceedings instituted or pending against either Bank of Blue Valley or Ban Corp or against any officer, director or employee of either of them which would be reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.
     (f) Brokers and Finders. Neither Bank of Blue Valley nor Ban Corp nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.
     (g) Buyer Investigation. Bank of Blue Valley and Ban Corp each acknowledges that: (i) it has had the opportunity to visit with Western National and Northland and meet with their representative officers and other representatives to discuss the business, assets, liabilities, reserves, financial condition, cash flow and operations of Western National, and (ii) all materials and information requested by Bank of Blue Valley or Ban Corp have been provided to Bank of Blue Valley or Ban Corp, respectively, to the reasonable satisfaction of such party. Bank of Blue Valley and Ban Corp each acknowledges that it has made its own independent examination, investigation, analysis and evaluation of Western National and Northland, including its own estimate of the value of the Bank Assets and Bank Liabilities. Each of Bank of Blue Valley and Ban Corp acknowledges that it has undertaken such investigation (including a review of the assets, liabilities, books, records and contracts of Western National and Northland) as Bank of Blue Valley or Ban Corp deems adequate, including that described above.
     (h) Disclaimer of Further Warranties. With respect to the disclaimer of warranties set forth in Section 6.1(g), Buyer acknowledges that it is acquiring the Bank Assets and Bank Liabilities based on its own investigation, evaluation and knowledge of the Bank Assets and Bank Liabilities, and other matters solely in its determination. Any statements which the Buyer is relying upon which were made by Northland or any of its officers, employees, agents or Affiliates are in writing and are contained in this Agreement, or the Schedules and Exhibits attached hereto.
ARTICLE VII
COVENANTS OF NORTHLAND
     Northland covenants and agrees with Buyer as follows:
     Section 7.1. Regulatory Approvals.
     (a) Northland shall file with the appropriate governmental entities all the applications for the Regulatory Approvals that are necessary for Northland to obtain relating to the transactions hereunder and for all other consents, permits and authorizations that Northland is required to obtain in connection with the consummation of the transactions contemplated by this Agreement. In addition, Northland shall cooperate with Buyer and use commercially reasonable efforts to promptly prepare and file all necessary documentation; to effect all applications, notices, petitions and filings; and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and governmental entities which are necessary or advisable for Northland to obtain to consummate the transactions contemplated by this Agreement.
     (b) Subject to applicable laws relating to the exchange of information, Northland and Buyer shall consult with each other on all information in connection with obtaining all permits, consents, approvals and authorizations from all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.
     (c) Northland and Buyer shall keep each other apprised of the status of all applications and filings.
     (d) Except for any confidential portions thereof, as determined at the discretion of the Party responsible for making and filing any documentation with respect to any Regulatory Approval, such Party shall promptly (i) provide a copy of the filing, and any supplement, amendment or item of additional information in connection with the filing, to the other Parties and (ii) deliver to the other Parties a copy of each material notice, order, opinion and other item of correspondence received by it in respect of any such filing from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.
     (e) Buyer and Northland shall promptly advise each other of any communication received from a governmental entity which causes such Party to believe that there is reasonable likelihood that a requisite Regulatory Approval will not be obtained or that the receipt of such approval will be materially delayed.
ARTICLE VIII
COVENANTS OF BUYER
     Each of Bank of Blue Valley and Ban Corp with respect to itself covenants and agrees with Northland as follows:
     Section 8.1. Regulatory Approvals and Standards.
     (a) Buyer shall file with the appropriate governmental entities all the applications for the Regulatory Approvals that are necessary for it to obtain relating to the transactions hereunder and for all other consents, permits and authorizations that Bank of Blue Valley or Ban Corp is required to obtain in connection with the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall cooperate with Northland and use commercially reasonable efforts to promptly prepare and file all necessary documentation; to effect all applications, notices, petitions and filings; and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and governmental entities which are necessary or advisable for Buyer to obtain to consummate the transactions contemplated by this Agreement.
     (b) Bank of Blue Valley and Ban Corp will each use commercially reasonable efforts to obtain as expeditiously as possible the Regulatory Approvals and will cooperate with

Northland with regard to any Regulatory Approvals that Northland must obtain. As of the Closing Date, each of Bank of Blue Valley and Ban Corp will satisfy each and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with Regulatory Approvals. Neither Bank of Blue Valley nor Ban Corp shall take any action that would adversely affect or delay the ability of any Party to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement.
     (c) After the Closing Date, it is the intention of each of Bank of Blue Valley and Ban Corp to conduct the Bank Business at the Banking Offices, and therefore it is not expected that the transactions contemplated by this Agreement will result in the closing, consolidation or relocation of any of the Banking Offices. Bank of Blue Valley and Ban Corp each agrees that it shall be responsible for complying with any required Banking Office closing or other notices to regulators and customers in the event either Bank of Blue Valley or Ban Corp should at any subsequent time determine to close, consolidate or relocate any of the Banking Offices or to close, consolidate or relocate any Banking Office of either Bank of Blue Valley or Ban Corp in connection with or relating to the transactions contemplated by this Agreement.
     Section 8.2. Corporate and Other Consents; Compliance with Law.
     (a) Bank of Blue Valley and Ban Corp shall each use commercially reasonable efforts to secure all necessary corporate and other non-regulatory consents and shall provide certified copies to Northland upon Northland’s request.
     (b) Bank of Blue Valley and Ban Corp shall each promptly comply with all applicable laws, regulations, and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.
     Section 8.3. Employees.
     With respect to all Employee Plans or Policies (as defined in the Merger Agreement) maintained by Western National prior to the Merger, if any, Buyer shall retain or assume full responsibility and liability for compliance with the Internal Revenue Code and ERISA, including, without limitation, the continuation health care coverage requirements of Internal Revenue Code Section 4980B and ERISA Sections 601 through 608 for all “qualifying events” within the meaning of Section 4980B(f)(3) of the Code and Section 603 of ERISA with respect to such Employee Plans or Policies occurring on or prior to the Closing Date. Northland shall not have any liability or obligation whatsoever arising or resulting from any Employee Plans or Policies, and Buyer shall indemnify and hold Northland and its owners, directors, officers, employees or agents from any losses, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees) resulting from Buyer’s failure to maintain any Employee Plans or Policies in accordance with the terms of this Section 8.3 or applicable law.
ARTICLE IX
INDEMNITY
     Section 9.1. Northland’s Indemnity. Except as otherwise provided in this Agreement, Northland shall indemnify, hold harmless and defend Bank of Blue Valley and Ban Corp, and their respective directors, shareholders, officers, agents and employees (the “Buyer Indemnitees”) from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) (the “Claims”) asserted by third parties which any Buyer Indemnitee shall receive, suffer or incur arising out of or resulting from (a) any Retained Asset or Retained Liability after the Closing Date provided such Claim is the result of any act or omission of Northland, and not the result of any pre-Closing act or omission by any other Person; or (b) the breach of any representation, warranty or covenant made by Northland in this Agreement.
     Section 9.2. Buyer’s Indemnity. Except as otherwise provided in this Agreement, Bank of Blue Valley and Ban Corp shall jointly and severally indemnify, hold harmless and defend Northland and its directors, shareholders, officers, agents and employees (the “Northland Indemnitees”) from and against all Claims asserted by third parties which any Northland Indemnitee shall receive, suffer or incur arising out of, related to or resulting at any time from (a) the Bank Assets or Bank Liabilities, whether accruing on, before or after the Closing; (b) the breach of any representation, warranty or covenant made by Bank of Blue Valley or Ban Corp in this Agreement; or (c) any employees of Western National.
     Section 9.3. Indemnification Procedures.
     (a) If any Northland Indemnitee or Buyer Indemnitee (each, an “Indemnified Party”) seeks indemnification under this Article IX, the Indemnified Party shall notify in writing the indemnifying party (the “Indemnifying Party”) within 30 days after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement. If such event involves the claim of any third party and the Indemnifying Party confirms in writing its responsibility for such liability, if established, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the Indemnifying Party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.
     (b) The Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the Indemnifying Party (i) if the retention of such counsel has been specifically authorized by the Indemnifying Party or (ii) if such counsel is retained because the Indemnifying Party does not confirm responsibility for the liability as provided in subsection (a) above. The Indemnified Party shall have the right to employ counsel at the Indemnified Party’s own expense and to participate in such action or claim,including settlement or trial, as long as such participation does not substantially interfere with the Indemnifying Party’s defense of such claim or action.
     (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim only if pursuant to or as a result of such settlement, adjustment, compromise or cessation, injunctive or other relief would be imposed against the Indemnified Party.

     (d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 9.3(a), the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party.
     (e) The Indemnifying Party shall remit payment for the amount of a valid and substantiated claim for indemnification hereunder promptly upon receipt of a claim notice therefor. Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.
     (f) In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.
     Section 9.4. Survival. All indemnities contained in or made pursuant to this Agreement shall survive the Closing for the applicable statute of limitations period, including any and all extensions thereof, after the Closing Date, except as to any claim for which written notice shall have been given prior to such date.
ARTICLE X
POST CLOSING MATTERS
     Section 10.1. Further Assurances.
     On or after the Closing Date:
     (a) except as otherwise specifically provided herein, Northland shall give such further assurances to Buyer in the orderly transition of the operations of the Banking Offices and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Buyer title in the Bank Assets in the manner contemplated hereby; and
     (b) except as specifically provided otherwise herein, Buyer shall give such further assurances to Northland and Western National and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively release, relieve and discharge Western National and Northland from any obligations remaining with respect to the Bank Assets and Bank Liabilities assumed by Bank of Blue Valley hereunder.
     Section 10.2. Access to and Retention of Books and Records. Following the Closing Date, Buyer shall make available to Northland for inspection the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, Tax Returns and other papers relating to Western National as of or prior to the Closing Date which are reasonably necessary for tax or regulatory filings, for seven years or for such longer period as may be required by any law or court order.

     Section 10.3. Mutual Cooperation. The Parties agree to mutually cooperate after the Closing Date to take any action necessary to accomplish an orderly transition to accomplish the Goals.
     Section 10.4. Insurance. Buyer shall continue to maintain after the Closing Date all insurance policies transferred pursuant to this Agreement as part of the Bank Assets with respect to actions or claims regarding Western National arising on or before the Closing Date.
ARTICLE XI
MISCELLANEOUS
     Section 11.1. Venue; Jury Waiver. The Parties agree that any action or proceeding to enforce, or arising out of, this Agreement may be commenced in the District Court of Jackson County, Missouri or in the United States District Court for the Western District of Missouri. Each Party also hereby waives any right to a trial by jury such party may have in connection with this Agreement.
     Section 11.2. Expenses. Except as otherwise provided herein, each Party shall pay all of its own out-of-pocket expenses in connection with this Agreement, including appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated; except that Buyer shall pay all (a) recording, filing or other fees, cost and expenses (including fees, costs and expenses for (i) preparation of title certificates or searches, surveys, inspections, environmental audits or other investigations, (ii) filing of any forms (including without limitation tax forms) with governmental instrumentalities in connection with the transfer of Western National or Northland’s real property or Personalty, and (iii) recording instruments or documents evidencing any transfers of interests in real property), and (b) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments (other than the items to be delivered by Northland pursuant to Section 4.2), applicable to or arising in connection with the transfer, assignment or assumption of the Loans (and mortgages, financing statements, notes, security agreements and other instruments relating thereto), real property, the Banking Office leases, if any, or the Personalty.
     Section 11.3. Communications, etc. Buyer shall furnish to Northland copies of the text of all notices, advertisements, information or communications, written or oral, proposed to be sent or transmitted by the furnishing party to the public generally regarding the transfer of the Bank Assets and Bank Liabilities (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof), and the furnishing Party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until Northland has been afforded an opportunity to review and raise any reasonable objections it may have to any such notices, advertisements, information or communications, which such objections shall have been addressed to the reasonable satisfaction of Northland before the same is sent or transmitted.
     Section 11.4. Termination. This Agreement shall terminate and shall be of no further force or effect as between and among the Parties, upon the occurrence of any of the following:

     (a) mutual agreement of the Parties;
     (b) receipt by any Party of notice from any regulatory authority that such Party has been denied any Regulatory Approval by Final order; or
     (c) upon termination of the Merger Agreement.
     Section 11.5. Modification and Waiver. This Agreement may not be modified except in a writing duly executed by all Parties. Any waiver must be in writing.
     Section 11.6. Binding Effect; Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that Northland may, without the prior consent of Bank of Blue Valley or Ban Corp, assign or transfer its rights and obligations under the Agreement, in whole or in part, to (a) any Affiliate of Northland, (b) any new entity created for purposes of (i) operating Northland’s business or (ii) effecting the transactions contemplated by this Agreement and the Merger Agreement or (c) any Person or entity that acquires or succeeds to all or substantially all of Northland’s business or assets (respectively). Subject to the preceding sentence, all terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     Section 11.7. Confidentiality.
     (a) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Party furnishing the information. Each Party shall use its best efforts to keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purposes and, if such transactions shall not occur, the Party receiving the information shall either destroy or return to the Party that furnished such information all documents or other materials containing, reflecting or referring to such information. The obligation to keep such information confidential shall continue for five years from the date the transactions contemplated herein are consummated or abandoned, but shall not apply to (i) any information that (x) the Party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction; provided that the Party that is the subject of any such legal requirement or order shall use its reasonable efforts to give the Party that disclosed the information at least 10 business days prior notice thereof. This Section 11.7 shall survive the termination or consummation of this Agreement.
     (b) The Parties acknowledge that the breach of any portion of Section 11.7(a) would cause the Party furnishing information irreparable harm for which monetary damages would be inadequate. Accordingly, in addition to other remedies available to it, the Party furnishing information shall be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of any portion of Section 11.7(a) by the Party receiving the information, notwithstanding anything else contained in this Agreement.

     Section 11.8. Entire Agreement. This Agreement and the Merger Agreement, including any and all Exhibits and Schedules hereto and thereto, represent the entire agreement of the Parties with respect to the subject matter hereof and thereof. All prior negotiations between the Parties are merged into this Agreement and the Merger Agreement, and there are no understandings or agreements other than those incorporated herein and therein.
     Section 11.9. Governing Law. Except to the extent governed by federal law, this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Missouri (without regard to any principles of conflicts of laws thereof).
     Section 11.10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.
     Section 11.11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
     Section 11.12. Notices. All notices required or permitted under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next business day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (c) one business day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth on Schedule II or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 11.12.
     Section 11.13. Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular pronoun in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     Section 11.14. Specific Performance. The Parties acknowledge that monetary damages could not adequately compensate the Parties in the event of a breach of this Agreement by one Party, that the non-breaching Party or Parties would suffer irreparable harm in the event of such breach and that the non-breaching Party or Parties shall have, in addition to any other rights or remedies it or they may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.
     Section 11.15. Third Party Beneficiaries. Except for Western National, which is an intended beneficiary, the Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties. No future or present employee or customer of any of the Parties shall be treated as a third party beneficiary in or under this Agreement.
     Section 11.16. Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each Party and shall not be construed for or against any Party.
[Execution page follows]

Execution Version
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

NORTHLAND: NORTHLAND NATIONAL BANK
By:
Kenneth Riedemann
Chairman of the Board

BAN CORP: BLUE VALLEY BAN CORP.
By:
Robert D. Regnier
President

BANK OF BLUE VALLEY: BANK OF BLUE VALLEY
By:
Robert D. Regnier
President